EXHIBIT 10.10

AMENDMENT No. 3

TO THE LEASE AGREEMENT

(hereinafter referred to as the “Amendment no. 3”)

concluded by and between

CTP Heršpická, spol. s r.o.

a company existing under the laws of Czech Republic

with its registered seat at Praha 1, Národní 41/973, PSČ 11000

Identification No.: 27601641

entered in the Commercial Register kept at the Municipal Court in Prague, Section C, File No.: 118130

represented by Mr. Remon L. Vos, per power of attorney

(hereinafter referred to as the “ Lessor”)

and

AVG Technologies CZ, s.r.o.

a company existing under the laws of Czech Republic

with its registered seat at Brno, Holandská 4, PSČ 63900

Identification No.: 44017774

entered in the Commercial Register kept at the Regional Court in Brno, Section C, File No.: 3681

represented by Mr. Vladimir Koutny, executive director

(hereinafter referred to as the “Lessee”)

(the Lessor and the Lessee hereinafter collectively referred to as the “Parties” and individually to as the “Party”)

RECITALS

A.

The Parties concluded the lease agreement dated April 30, 2010 (hereinafter referred to as the “Lease Agreement”) subject of which is a lease of (i) the non – residential premises in the area of 8.347 sq m situated on the second floor (=3rd floor above ground), fourth floor (= 5th floor above ground), fifth floor (= 6th floor above ground), and (ii) the terrace space in the area of 450 sq m situated on the sixth floor (=7th floor above ground), and (iii) the storage space in the area of 244 sq m situated on the underground floor (= 2nd floor below ground), and (iv) 100 secured car parking places in the underground parking place, all in the buildings reg.nos. 873, 878, 879 (known as IQ building D, E, F) located on the land plots nos. 115/67, 115/68 and 115/69 in the cadastral area of Štýřice, municipality of Brno, district of Brno – venkov (hereinafter referred to as the “Premises”). The aforementioned lease agreement in the wording of the amendment no. 1 dated July 28, 2010, amendment no. 2 dated 30th November 2011 is hereinafter referred to as the “Lease Agreement”

B.

The Parties reached an agreement on termination of lease of (i) premises on the 2nd floor (3rd floor above ground) of the Building with a total rentable area of 356 sq m, i.e. office premises in the area of 336 sq m and the other premises in the area of 20 sq m; and (ii) four (4) parking places nos. 57, 58, 59 and 60. The termination shall become effective on 31st July 2011. The Parties wish to modify the Lease Agreement accordingly.

C.	Any terms starting with a capital letter used and not defined herein shall have the same meaning as set forth in the Lease Agreement.

D.	In accordance with clause B hereof, the Parties agree to change the relevant provisions of the Lease Agreement as follows (the changes are made in italics):

I.

1.1	The original Article I, Clause 1.1 of the Lease Agreement shall be as of 1st August 2011 changed as follows:

1.1	The Lessor hereby leases to the Lessee and the Lessee hereby leases from the Lessor Premises in the Building as these are specified below:

•

the premises on the 2nd floor (3rd floor above ground) of the Building with a total leased area of 2.211 sq m consisting of the office premises in the area of 2.111 sq m and the other premises in the area of 100 sq m as marked in red color on the enclosed plan (Enclosure A to the Amendment no.3 hereto); and

•

the premises on the 4th floor (5th floor above ground) of the Building with a total leased area of 2.675 sq m consisting of the office premises in the area of 2.555 sq m and the other premises in the area of 120 sq m as marked in red color on the enclosed plan (Enclosure A hereto); and

•

the premises on the 5th floor (6th floor above ground) of the Building with a total leased area of 2.165 sq m consisting of the office premises in the area of 2.045 sq m and the other premises in the area of 122 sq m as marked in red color on the enclosed plan (Enclosure A hereto); and

•

the premises on the 6th floor (7th floor above ground) of the Building with a total leased area of 940 sq m consisting of the office premises in the area of 880 sq m and the other premises in the area of 60 sq m as marked in red color on the enclosed plan (Enclosure A hereto), these premises above having in total 7.991 sq m and jointly hereinafter referred to as the “Offices”; and

•

a terrace space on the 6th floor (7th floor above ground) of the Building with a total leased area of 450 sq m as marked in orange color on the enclosed plan (Enclosure A hereto) (hereinafter referred to as the “Terrace”); and

•

storage space located in the underground (2nd floor below ground) of the Building with a total leased area of 244 sq m which is marked in light green color on the enclosed plan (Enclosure A hereto) (hereinafter referred to as the “Storage space”); and

•

ninety six (96) secured car parking places located in the underground parking space of the Building as specified and marked by exact numbers in the Enclosure B to the Amendment no. 3 (hereinafter referred to as the “Parking places”)

•

forty (40) secured car parking places located in the underground parking space of the Building as specified and marked by exact numbers in the Enclosure no. 1 to the Amendment no. 2 (hereinafter referred to as the “Parking places I”)

(Offices, Terrace, Storage space, Parking places and Parking places I are hereinafter jointly referred to as the “Premises”).

1.2

The Enclosure A to the Lease Agreement subject of which is the specification of premises on the 2nd floor of the Building with a total leased area of 2.567 sq m is hereby deleted and it is replaced by the Enclosure A to the Amendment no.3.

1.3	The Enclosure G to the Lease Agreement is hereby deleted and it is replaced by the Enclosure B to the Amendment no.3.

II.

2.1	The original Article III, Clause 3.3 of the Lease Agreement shall be modified as follows:

3.3

Reduction option. Anytime during the Term the Lessee shall have the right to terminate the lease of any part of the Premises of up to maximum 26% of the area of the Premises (excluding the Parking Places) leased as of the Commencement date (hereinafter referred to as the “Reduced Area”) subject to further conditions set forth in this Article 3.3 below, and provided the Lessee shall deliver to the Lessor by registered mail a written notice at least nine (9) months prior the intended date of termination of the Reduced Area (hereinafter referred to as the “Reduced Area Termination Date”) specifying the exact number of square meters, the exact location of the Reduced Area and the Reduced Area Termination Date (hereinafter referred to as the “Reduction Notice”). In such a case the Lessee shall not be obliged to pay any termination fee due to termination of the Reduced Area to the Lessor except for the payment agreed in Article 12.6.4 hereof.

If the size of Reduced Area is smaller than or equal to 20% of the total initial area of Premises leased hereunder (either in case of one single termination or cumulatively in case of series of terminations as below), then

(i)	the Rent applicable as of the Reduced Area Termination Date shall be proportionally decreased starting from the Reduced Area Termination Date by the amount corresponding to the proportion of the Reduced Area to the total area of the Premises leased hereunder as of the Commencement date, and

(ii)	the Lessee returns to the Lessor the pro – rata number of leased Parking Places corresponding to the proportion of the Reduced Area to the total area of the Premises leased hereunder as of the Commencement date (i.e. 15% of the area is terminated, then 15% of the leased Parking Places shall be returned)

If the size of Reduced Area is bigger than 20% but smaller or equal to 26% of the total area of Premises leased hereunder as of the Commencement date (either as one single termination or cumulatively as a series of terminations below), then

(i)	the Rent applicable as of the effectiveness of the Reduced Area Termination Date shall be proportionally decreased, from the Reduced Area Termination Date by the amount corresponding to the proportion of the Reduced Area to the total area of the Premises leased hereunder as of the Commencement date, and

(ii)	the rental unit prices specified under the Article V. hereof and applicable for the not terminated part of the Premises shall be from the Reduced Area Termination Date increased by 10%, and

(iii)	the Lessee returns to the Lessor the pro – rata number of leased Parking Places corresponding to the proportion of the Reduced Area to the total area of the Premises leased hereunder as of the Commencement date (i.e. if 25% of the area is terminated, then 25% of the leased Parking Places shall be returned).

The Lessee can exercise its reduction option hereunder either once during the Term in a form of a single termination (in such a case the Reduced Area being of the size equal to the above agreed size limit), or in a form of several repeated terminations with the Reduced Area having in each case of termination size of minimum 500 sq m up to the above size limit and subject to terms agreed above in this Article 3.3.

Within fourteen (14) days after delivery of the Lessee’s Reduction Notice the Parties shall conclude an amendment to this Agreement the subject of which shall be the termination of the Reduced Area in accordance herewith and the Lessee’s Reduction Notice and adopting the corresponding changes to this Agreement, effective from the Reduced Area Termination Date.

III.

3.1	The original Article V, Clause 5.1 of the Lease Agreement shall be modified as follows:

5.1	The rent to be paid by the Lessee for the use of the Premises from 1st August 2011 shall be as follows:

(i)	rent for the use of the Offices amounting to 11,50 EUR (in words: eleven Euro fifty Cents) per sq m/month plus 8% add – on - factor for the use of the common area within the Building, in total amount of EUR 99.248,22 (in words: ninety nine thousand two hundred and forty eight Euro twenty two Cents) per month plus VAT (hereinafter referred to as the “Office Rent”); and

(ii)	rent for the use of Terrace amounting to 3,00 EUR (in words: three Euro) per sq m/month, in total amount of EUR 1.350,00 (in words: one thousand three hundred and fifty Euro) per month plus VAT (hereinafter referred to as the “Terrace Rent”); and

(iii)	rent for the use of Storage space amounting to 7,00 EUR (in words: seven Euro) per sq m/month, in total amount of EUR 1.708,00 (in words: one thousand seven hundred and eight Euro) per month plus VAT (hereinafter referred to as the “Storage space Rent”); and

(iv)	rent for the use of Parking places amounting to 95,00 EUR (in words: ninety five Euro) per one parking place/month, in total EUR 9.120,00 (in words: nine thousand and one hundred and twenty Euro) per month plus VAT (hereinafter referred to as the “Parking places Rent”); and

(v)	rent for the use of Parking places I amounting to 95,00 EUR (in words: ninety five Euro) per one parking place forming Parking places I/month plus VAT, i.e. EUR 3,800.00 (in words: three thousand eight hundred Euro) per month plus VAT (hereinafter referred to as the “Parking places I Rent”)

The total monthly rent for the Premises therefore amounts as of 1st August 2011 to EUR 115.226,22 (in words: one hundred and fifteen thousand two hundred and twenty six Euro twenty two Cents) plus statutory VAT (hereinafter referred to as the “Rent”).

The Lessee is granted a Rent discount for the period of twelve (12) consecutive months starting from the Commencement date and for this period the Rent for the Premises shall be EUR 1, i.e. CZK 25,40 (in words: twenty five Euro forty Hallers), and the Lessor hereby confirms that the Rent for this period was paid by the Lessee on the Commencement date. In case the Requested Changes (if any) performed in accordance with the Article XII. below by the Lessor not be completed by the Lessor and handed over to the Lessee due to fault of the Lessor, within period for completion of the Requested Changes agreed in an amendment hereto (or a separate agreement, as the case may be) regulating the performance of the Requested Changes by the Lessor, the Rent discount period should be extended pro – rata corresponding to number of days of delay of the Lessor with completion of the Requested Changes.

The Lessor shall ensure for the Lessee a use of five (5) surface parking places in Holandská street within Spielberk Office Centre free of charge during the Term hereof.

The Rent does not include specified operating park management services/service costs listed in the Article VI. hereof.

The Rent and service costs shall be paid quarterly in EUR.

IV.

4.1	The original Article VI, Clause 6.2 of the Lease Agreement shall be modified as follows:

6.2

The payment of services costs shall be fixed at 1,95 EUR (in words: one Euro ninety five Cents) per sq meter of the Premises without the parking places (i.e. 8.685 sq m), in total EUR 16.935,75 (in words: sixteen thousand nine hundred and thirty five Euto seventy five Cents) per month plus VAT to be paid in addition to the Rent from 1st August 2011 and for the period of the Term and any Prolonged Term.

V.

5.1	Subject to Article XV hereof, the Lessee shall return the premises and parking places as specified in the Clause B hereof on 31st July 2011 at latest.

VI.

6.1	The Parties hereby agree to delete Clause 17.1 (called “Relocation Option”) of the Lease Agreement in its entirety.

VII.

7.1	The Parties hereby confirm that all remaining provisions and terms of the Lease Agreement shall continue in full force and effect.

7.2	This Amendment No. 3 has been executed in three (3) English counterparts. The Lessor shall receive two (2) counterparts hereof and the Lessee shall receive one (1) counterpart hereof.

7.3	This Amendment No. 3 has been read and jointly discussed before its execution. The Parties hereby confirm that they have reached an agreement regarding this Amendment No. 3.

7.4	The following enclosures form an integral part of the Amendment no. 3:

Enclosure A – Specification of premises on the 2nd floor of the Building

Enclosure B - Specification of Parking places

This Amendment no. 3 becomes effective as of 1st August 2011.

* * *

In Brno on August 1, 2011	In Brno on August 1, 2011

/s/ Remon L. Vos	/s/ Vladimir Koutny
CTP Heršpická, spol. s r.o.	AVG Technologies CZ, s.r.o.
Remon L. Vos	Vladimir Koutny
per power of attorney	executive director